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                                                                         EXHIBIT 12.1
                                      SEMPRA ENERGY
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                             AND PREFERRED STOCK DIVIDENDS
                                 (Dollars in millions)
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                                                                                          Three
                                                                                         months
                                                                                          ended
                                                                                      March 31,
                                        1997      1998      1999      2000      2001       2002
                                    --------  --------  --------  --------  --------  ---------
Fixed Charges and Preferred
Stock Dividends:

Interest                               $ 209     $ 210     $ 233     $ 308     $ 358      $  82
Interest portion of
 annual rentals                           25        20        10         8         6          1
Preferred dividends
 of subsidiaries (1)                      31        18        16        18        16          5
                                    --------  --------  --------  --------  --------  ---------
Combined Fixed Charges
 and Preferred Stock
 Dividends for Purpose
 of Ratio                              $ 265     $ 248     $ 259     $ 334    $  380      $  88
                                    ========  ========  ========  ========  ========  =========

Earnings:

Pretax income from
  continuing operations                $ 733     $ 432     $ 573     $ 699    $  731      $ 205
Total Fixed Charges
  (from above)                           265       248       259       334       380         88
Less Interest capitalized                 (2)       (1)       (1)       (3)      (11)        (2)
Equity income (loss) of
  unconsolidated subsidiaries
  and joint ventures                       -         -         -        62        12        (17)
                                    --------  --------  --------  --------  --------  ---------
 Total Earnings for
  Purpose of Ratio                     $ 996     $ 679     $ 831     $ 968    $1,088      $ 308
                                    ========  ========  ========  ========  ========  =========
Ratio of Earnings
 to Combined Fixed Charges
 and Preferred Stock
 Dividends                              3.76      2.74      3.21      2.90      2.86       3.50
                                    ========  ========  ========  ========  ========  =========

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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